Exhibit 10.2

June 14, 2016

Par Pacific Holdings, Inc.

One Memorial Plaza

800 Gessner Road, Suite 875

Houston, Texas 77024

Attention:	Chris Micklas
Chief Financial Officer

Re: $100 Million Back Up Convertible Note Commitment

Ladies and Gentlemen:

Par Pacific Holdings, Inc. (“Par”) has informed us that it intends to market and sell at least $100 million of senior unsecured convertible notes to be issued by Par (the “Offering”). To provide assurance to Par that it will be able to raise at least $100 million of financing, whether or not the Offering is successful, the undersigned (collectively, the “Back Up Convertible Note Purchasers”) hereby commit, severally and not jointly, to acquire 5.0% senior unsecured convertible notes due 2021 substantially on the terms and subject to the conditions set forth on the term sheet attached hereto at Schedule 1 (“Back Up 2021 Convertible Note Term Sheet”) (such convertible notes, the “Back Up 2021 Convertible Notes”), in accordance with each undersigned’s commitment set forth opposite each such undersigned’s name on Schedule 2 attached hereto (each such commitment, the “Back Up Convertible Note Commitment” and collectively, the “Back Up Convertible Note Commitments”). The Back Up Convertible Note Commitment shall expire on July 1, 2016.

The obligation of the Back Up Convertible Note Purchasers to acquire the Back Up 2021 Convertible Notes is conditioned upon satisfaction of each of the conditions precedent set forth in the attached Back Up 2021 Convertible Note Term Sheet.

Whether or not the transactions contemplated hereby are consummated, Par shall: (x) pay within ten (10) days of demand the reasonable and documented fees, expenses, disbursements and charges of the Back Up Convertible Note Purchasers incurred relating to the Back Up Convertible Note Commitments or to the preparation and negotiation of this letter agreement (this “Agreement) or any necessary definitive documents relating to the terms set forth herein (and/or the attached schedules), including, without limitation, the fees and expenses of counsel to the Back Up Convertible Note Purchasers and (y) indemnify and hold harmless each of the Back Up Convertible Note Purchasers and their respective general partners, members, managers and equity holders, and the respective officers, employees, affiliates, advisors, agents, attorneys, financial advisors, accountants, consultants of each such entity, and to hold the Back Up Convertible Note Purchasers and such other persons and entities (each an “Indemnified Person”) harmless from and against any and all losses, claims, damages, liabilities and expenses, joint or several, which any such person or entity may incur, have asserted against it or be involved in as a result of or arising out of or in any way related to this Agreement, the matters referred to herein, the offering procedures, the Back Up 2021 Convertible Note Term Sheet, the use of proceeds from the Back Up 2021 Convertible Notes or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any of such Indemnified Persons is a party thereto, and to reimburse each of such Indemnified Persons upon ten (10) days of demand for any legal or other expenses incurred in connection with any of the foregoing; provided, however, that the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or related expenses to the extent they have resulted from the willful misconduct or gross negligence of such Indemnified Person. Notwithstanding any other provision of this Agreement, no Indemnified Person will be liable for any special, indirect, consequential or punitive damages in connection with its activities related to the matters referred to herein, the offering procedures, or the Back Up 2021 Convertible Note Term Sheet. The terms set forth in this paragraph survive termination of this Agreement and shall remain in full force and effect.

This Agreement (a) is not assignable by Par without the prior written consent of each of the Back Up Convertible Note Purchasers (and any purported assignment without such consent shall be null and void ab initio), and (b) is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto. Notwithstanding the foregoing, the Back Up Convertible Note Purchasers may assign all or any portion of their obligations hereunder to an affiliate of a Back Up Convertible Note Purchasers, including one or more funds or accounts affiliated with or advised or managed by a Back Up Convertible Note Purchasers or any of its affiliates, or one or more financial institutions or entities reasonably acceptable to Par. In the event that any Back Up Convertible Note Purchaser fails to meet its obligations under this Agreement, the non-breaching Back Up Convertible Note Purchasers shall (x) have no obligation to fund the breaching Back Up Convertible Note Purchaser’s Back Up Convertible Note Commitment and (y) have the right, but not the obligation, to assume such obligations in such manner as they may agree.

The obligations of the Back Up Convertible Note Purchasers under this Agreement shall automatically terminate and all of the obligations of Par (other than the obligations of Par to (i) pay the reimbursable fees and expenses and (ii) satisfy their indemnification obligations, in each case, as set forth herein) shall be of no further force or effect in the event that Par is able to sell at least $100,000,000 of senior unsecured convertible notes on or before July 1, 2016 (“Other Notes”) provided that Par hereby agrees that the undersigned Back Up Convertible Note Purchasers affiliated with or advised or managed by (i) Whitebox Advisors LLC (“Whitebox Funds”) shall be allocated the opportunity to purchase at least $32,500,000 of the Other Notes (or such lesser amount requested by the Whitebox Funds) if the Whitebox Funds agree to acquire the Other Notes, in their sole and absolute discretion, and (ii) Highbridge Capital Management, LLC, (“Highbridge Funds”) shall be allocated the opportunity to purchase at least $32,500,000 of the Other Notes (or such lesser amount so requested by the Highbridge Funds) if the Highbridge Funds agree to acquire the Other Notes, in their sole and absolute discretion (for the avoidance of doubt, this Agreement shall not constitute a commitment by the Back Up Convertible Note Purchasers to acquire any of the Other Notes).

THIS AGREEMENT WILL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS.

2

This Agreement may not be amended or waived except in writing signed by (i) each of the Back Up Convertible Note Purchasers and (ii) Par. This Agreement may be executed in any number of counterparts, each of which will be an original, and all of which, when taken together, will constitute one agreement. Delivery of an executed counterpart of this Agreement by facsimile or portable document format (PDF) will be effective as delivery of a manually executed counterpart of this Agreement.

Notwithstanding anything contained herein, each Back Up Convertible Note Purchaser acknowledges that its decision to enter into this Agreement has been made by such Back Up Convertible Note Purchaser independently of any other Back Up Convertible Note Purchaser(s).

This Agreement constitutes the entire understanding among the parties hereto with respect to the subject matter hereof and replaces and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof and shall become effective and binding upon the mutual exchange of fully executed counterparts.

The undersigned represent that they have the authority to execute and deliver this Agreement on behalf of their respective affiliate Back Up Convertible Note Purchasers (including any investment advisor clients) listed on Schedule 2 attached hereto.

If the foregoing is in accordance with your understanding of our agreement, please sign this letter in the space indicated below and return it to us.

[SIGNATURE PAGES TO FOLLOW]

3

Very truly yours,

HIGHBRIDGE INTERNATIONAL LLC

By:	Highbridge Capital Management, LLC, its trading manager

By:	/s/ Jason Hempel
Name:	Jason Hempel
Title:	Managing Director

HIGHBRIDGE TACTICAL CREDIT & CONVERTIBLES MASTER FUND, L.P.

By:	Highbridge Capital Management, LLC, its trading manager

By:	/s/ Jason Hempel
Name:	Jason Hempel
Title:	Managing Director

[Signature Page to Back Up Convertible Note Commitment]

FUNDS MANAGED ON BEHALF OF WHITEBOX ADVISORS, LLC

By:	/s/ Mark Strefling
Name:	Mark Strefling
Title:	General Counsel

[Signature Page to Back Up Convertible Note Commitment]

ACCEPTED AND AGREED:

PAR PACIFIC HOLDINGS, INC.

By:	/s/ James Matthew Vaughn
Name:	James Matthew Vaughn
Title:	Sr. Vice President and General Counsel

[Signature Page to Back Up Convertible Note Commitment]

Schedule 1

Back Up 2012 Convertible Note Term Sheet

See Attached.

BACK UP 2021 CONVERTIBLE NOTE TERM SHEET

OFFERING OF SECURITIES

The summary below describes the principal terms of the Convertible Notes (hereafter defined). Certain of the terms and conditions described below are subject to important limitations and exceptions.

ISSUER:	Par Pacific Holdings, Inc., a Delaware corporation (the “Company”).

INVESTORS:	Certain funds managed on behalf of Whitebox Advisors, LLC, Highbridge International LLC and Highbridge Tactical Credit & Convertibles Master Fund, L.P. (collectively, the “Investors”)

OFFERING PROCESS:	Private Placement of Securities

SECURITIES	$100,000,000 principal amount of 5% Senior Unsecured Convertible Notes due 2021 (“Convertible Notes”).

CLOSING DATE/ISSUE DATE	July 1, 2016 or such earlier date satisfactory to the Investors

INTEREST	Five percent (5%) per annum. Interest will accrue from the issue date and will be payable semiannually in arrears on June 15 and December 15 of each year, beginning on December 15, 2016. Company shall pay additional interest, as the sole remedy relating to the failure of the Company to comply with Company’s reporting obligations

CONVERSION PRICE	20 percent (20%) in excess of closing price of Company’s common stock on the date on which the Convertible Note issuance launches but not to exceed $18 per share, subject to customary adjustments. In addition, following certain corporate events, referred to as a Make-Whole Fundamental Change, that occur prior to the Maturity Date, the Company will decrease the conversion price for a holder who elects to convert its Convertible Notes in connection with such a corporate event in certain circumstances.

CONVERSION RIGHTS	Holders may convert all or any portion of their Convertible Notes, in multiples of $1,000 principal amount, at their option at any time prior to the close of business on the business day immediately preceding the Maturity Date.

Upon conversion, Company will pay or deliver, as the case may be, cash, shares of Company’s common stock or a combination of cash and shares of Company’s common stock, at its election. If Company satisfies its conversion obligation solely in cash or through payment and delivery, as the case may be, of a combination of cash and shares of Company’s common stock, the amount of cash and shares of common stock, if any, due upon conversion will be based on a daily conversion value (as described herein) calculated on a proportionate basis for each trading day in a 30 trading day observation period (as described herein).

Holders will not receive any additional cash payment or additional shares representing accrued and unpaid interest, if any, upon conversion of its Convertible Notes, except in limited circumstances and other than the make-whole premium described below in the case of a conversion in connection with a redemption of the Convertible Notes at Company’s option (other than an Acquisition Redemption (hereinafter defined)). Instead, interest will be deemed to be paid by the cash, shares of Company’s common stock or a combination of cash and shares of Company’s common stock paid or delivered, as the case may be, to the applicable holder upon conversion of the applicable Convertible Notes.

REDEMPTION AT COMPANY’S OPTION	If the unit purchase agreement relating to the pending acquisition of Hermes Consolidated, LLC, d/b/a Wyoming Refining Company by Par Wyoming, LLC terminates, Company may redeem all, but not less than all, of the outstanding Convertible Notes for cash by delivering notice of such redemption on or prior to August 9, 2016, at a redemption price equal to 102% of the principal amount of the Convertible Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date (an “Acquisition Redemption”).

Except as set forth in the immediately preceding paragraph, Company may not redeem the Convertible Notes prior to June 20, 2019. Company may redeem all or part of the Convertible Notes, at its option, on or after June 20, 2019 if the last reported sale price of Company’s common stock has been at least 140% of the conversion price then in effect (i) on the trading day immediately preceding the date on which we provide notice of redemption and (ii) for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period (including the last trading day of such period) ending on, and including, the trading day immediately preceding the date on which the Company provides notice of redemption at a redemption price equal to 100% of the principal amount of the Convertible Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date, payable in cash, plus a “make-whole premium” payment or delivery, as the case may be, in cash, shares of Company’s common stock or a combination of cash and shares of Company’s common stock, at Company’s election, with a value equal to the present value of the remaining scheduled payments of interest on the Convertible Notes to be redeemed through June 30, 2021 (excluding interest accrued to, but excluding, the redemption date). The present value of the remaining interest payments will be computed using a discount rate per annum equal to the reference discount rate. Notwithstanding anything to the contrary in the foregoing, unless the Company has made a full cash settlement election for all shares to be issued on conversion, in no event shall the Company have the right to redeem the Convertible Notes under this provision at any time the Registration Statement required to be filed under the Registration Rights Agreement is not effective or the use of such Registration Statement is then suspended.

The “reference discount rate” means, for any redemption, the yield to maturity of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to such date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to the maturity date of the Convertible Notes; provided, however, that if the period from the redemption date to the Maturity Date is less than one year, the weekly average yield on actively traded United States Treasury securities adjusted to a constant maturity of one year will be used. Any such reference discount rate shall be obtained by Company.

If Company elects to satisfy some or all of the make-whole premium through the delivery of shares of Company’s common stock, then the number of shares of common stock a holder will receive will be that number of shares that have a value equal to the cash amount of the make-whole premium payment to be made to such holder in shares, divided by the product of (1) the average of the last reported sale prices of Company’s common stock over the five trading day period ending on, and including, the third trading day immediately preceding the redemption or conversion date, as applicable, and (2) 97%.

Company must make the make-whole premium payment on all Convertible Notes called for redemption (other than for an Acquisition Redemption) prior to the Maturity Date, including Convertible Notes converted after the date Company provides the notice of redemption and prior to the related redemption date.

Company will give notice of any redemption not less than 40 nor more than 60 scheduled trading days before the redemption date by mail or electronic delivery to the trustee, the paying agent and each holder of Convertible Notes. No “sinking fund” is provided for the Convertible Notes, which means that Company is not required to redeem or retire the Convertible Notes periodically.

FUNDAMENTAL CHANGE	If Company undergoes a “Fundamental Change”, subject to certain conditions, holders may require Company to repurchase for cash all or part of their Convertible Notes in principal amounts of $1,000 or an integral multiple thereof. The fundamental change repurchase price will be equal to 100% of the principal amount of the Convertible Notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date.

A “Fundamental Change” will be deemed to have occurred at the time after the Convertible Notes are originally issued if any of the following occurs:

(1) a “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than the Company, Company’s wholly owned subsidiaries and Company and their employee benefit plans, has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of Company’s common equity representing more than 50% of the voting power of Company’s common equity;

(2) the consummation of (A) any recapitalization, reclassification or change of Company’s common stock (other than changes resulting from a subdivision or combination) as a result of which Company’s common stock would be converted into, or exchanged for, stock, other securities, other property or assets; (B) any share exchange, consolidation or merger of the Company pursuant to which Company’s common stock will be converted into cash, securities or other property or assets; or (C) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of the Company and Company’s subsidiaries, taken as a whole, to any person other than one of our wholly owned subsidiaries; provided, however, that a transaction described in clause (B) in which the holders of all classes of Company’s common equity immediately prior to such transaction own, directly or indirectly, more than 50% of all classes of common equity of the continuing or surviving corporation or transferee or the parent thereof immediately after such transaction in substantially the same proportions as such ownership immediately prior to such transaction shall not be a Fundamental Change pursuant to this clause (2);

(3) Company’s stockholders approve any plan or proposal for the liquidation or dissolution of the Company; or

(4) Company’s common stock (or other common stock underlying the notes) ceases to be listed or quoted on any of the NYSE MKT, The New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors).

A transaction or transactions described in clause (1) or clause (2) above will not constitute a Fundamental Change, however, if at least 90% of the consideration received or to be received by Company’s common stockholders, excluding cash payments for fractional shares, in connection with such transaction or transactions consists of shares of common stock that are listed or quoted on any of the NYSE MKT, The New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors) or will be so listed or quoted when issued or exchanged in connection with such transaction or transactions and as a result of such transaction or transactions the Convertible Notes become convertible into such consideration, excluding cash payments for fractional shares.

If any transaction in which Company’s common stock is replaced by the securities of another entity occurs, following completion of any related make-whole fundamental change period (or, in the case of a transaction that would have been a fundamental change or a make-whole fundamental change but for the immediately preceding paragraph, following the effective date of such transaction), references to the Company in the definition of “Fundamental Change” above shall instead be references to such other entity.

RANKING	The Convertible Notes will be Company’s senior unsecured obligations and will rank:

•	senior in right of payment to any of Company’s indebtedness that is expressly subordinated in right of payment to the Convertible Notes;

•	equal in right of payment to any of Company’s unsecured indebtedness that is not so subordinated;

•	effectively junior in right of payment to any of Company’s secured indebtedness to the extent of the value of the assets securing such indebtedness; and

•	structurally junior to all indebtedness and other liabilities (including trade payables) of Company’s subsidiaries.

TRANSFER RESTRICTIONS; ABSENCE OF A PUBLIC MARKET FOR THE NOTES	Both the Convertible Notes and any shares of Company’s common stock received upon conversion of the Convertible Notes are subject to certain transfer restrictions, which may limit the ability of 5% or 10% shareholders to transfer the Convertible Notes or shares of Company’s common stock.

Holders may offer or sell the Convertible Notes only (1) to Company or one of its subsidiaries or (2) to a person the holder reasonably believes is a qualified institutional buyer that is purchasing for its own account or for the account of another qualified institutional buyer and to whom notice is given that the transfer is being made in reliance on Rule 144A, all in compliance with Rule 144A (if available). Holders may offer or sell any shares of Company’s common stock issuable upon conversion of the Convertible Notes only as contemplated in (1) and (2) above and otherwise in transactions exempt from the registration requirements of the Securities Act or pursuant to an effective registration statement under the Securities Act.

HEDGING TRANSACTIONS	As a condition to any purchase of Convertible Notes, each beneficial owner of the Convertible Notes must agree in writing with Company that until the earlier of (x) the date that is 10 calendar days following the pricing date for the contemplated subscription rights offering (as described herein), if any, and (y) August 9, 2016 (such earlier date, the “cut-off date”), neither it nor any of its affiliates will, directly or indirectly: offer, pledge, sell, short sell or contract to sell any shares of Company’s common stock; sell any option or contract to purchase any shares of Company’s common stock; purchase any option or contract to sell any shares of Company’s common stock; grant any option, right or warrant to purchase any shares of Company’s common stock; otherwise transfer or dispose of or transfer any shares of Company’s common stock; enter into any swap or any other agreement that transfers, in whole or in part, the economic consequence of ownership of Company’s common stock, whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise (the foregoing, the “hedging restrictions”); or transfer any of its Convertible Notes to any other party prior to the cut-off date unless that party agrees in writing with us to be bound by the hedging restrictions and this limitation on transfers; provided, however, the foregoing hedging restrictions shall not apply to any purchases, sales or exercises of the transferrable subscription rights issued in any subscription rights offering.

REGISTRATION RIGHTS	The Company shall enter into a registration rights agreement with the initial purchasers, pursuant to which the Company will:

•	agree to file a shelf registration statement (which shall be an automatic shelf registration statement if Company is then a well-known seasoned issuer, or WKSI) with the SEC as soon as practicable following the date hereof, and in any event, on or prior to the 90th day after the first date of original issuance of the Convertible Notes, covering resales of the shares of Company’s common stock, if any, issuable upon conversion of the Convertible Notes and in respect of any make-whole premium;

•	if Company is not a WKSI on such 90th day, Company shall use its best efforts to cause the shelf registration statement to become effective within 180 days after the first date of original issuance of the Convertible Notes; and

•	use Company’s best efforts to keep the shelf registration statement effective until the earlier of (1) the 120th calendar day immediately following the maturity date or (2) the date on which there are no longer outstanding any Convertible Notes or restricted shares of Company’s common stock that have been received upon conversion of the Convertible Notes or in respect of any make-whole premium.

If Company does not fulfill certain of its obligations under the registration rights agreement with respect to the Convertible Notes, Company will be required to pay liquidated damages to holders of the Convertible Notes. If a holder converts some or all of its Convertible Notes for shares of Company’s common stock or receive shares in respect of any make-whole premium, such holder will not be entitled to liquidated damages with respect to shares of Company’s common stock. However, if a holder converts its Convertible Notes or if Company delivers any shares of its common stock in respect of any make-whole premium when there exists a registration default with respect to shares of Company’s common stock, Company shall increase the conversion rate or the amount of such make-whole premium, as the case may be, by 3% instead of paying any liquidated damages on such shares of Company’s common stock.

BOOK ENTRY FORM	Unless otherwise agreed to by an Investor, the Convertible Notes will be issued in book-entry form and will be represented by permanent global certificates deposited with, or on behalf of, The Depository Trust Company (“DTC”) and registered in the name of a nominee of DTC. Beneficial interests in any of the Convertible Notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee and any such interest may not be exchanged for certificated securities, except in limited circumstances.

TRUSTEE, PAYING AGENT AND CONVERSION AGENT	[TBD]

CONDITIONS PRECEDENT	The obligations of the Investors to acquire the Convertible Notes is subject to the prior satisfaction of the following conditions;

(1)	The failure of the Company to sell at least $100,000,000 of senior unsecured convertible notes by July 1, 2016 (“Other Notes”);

(2)	After the date on which the letter agreement (to which this Back Up 2021 Convertible Note Term Sheet is attached) becomes effective, the Company shall not have issued any convertible notes (or any other notes) or otherwise obtained any other financing that does not qualify as Other Notes, other than a financing contemplated by that certain Bridge Loan Term Sheet of even date herewith;

(3)	The parties have entered into a purchase agreement for the issuance and sale of the Convertible Notes, an indenture, and such other definitive documentation, each in form and substance satisfactory to the Investors, as reasonably requested by the Investors to evidence the Convertible Notes;

(4)	Payment of all fees, costs and expenses payable to the Investors on or before the Closing Date;

(5)	No Fundamental Change (as customarily defined in a senior unsecured convertible note indenture) shall have occurred;

(6)	No event that would have resulted in a default or an event of default under a customary convertible note indenture shall have occurred and be continuing immediately before or after giving effect to the issuance of the Convertible Notes;

(7)	Receipt of customary closing certificates and legal opinions in form and substance reasonably satisfactory to the Investors.

MATURITY DATE	June 30, 2021, unless earlier repurchased, redeemed or converted.

USE OF PROCEEDS	The proceeds of the Convertible Notes shall be used for general corporate purposes.

COVENANTS	Customary limited covenants for senior unsecured convertible notes (and indentures) and, in any case, in form and substance satisfactory to the Investors

EVENTS OF DEFAULT:	Customary for senior unsecured convertible notes (and indentures) and any others to be mutually agreed upon (subject to negotiated cure periods), in each case, in form and substance satisfactory to the Investors .

NOL PROTECTION	To the extent that the Board of the Company determines in good faith that the issuance of common stock pursuant to the terms of the Convertible Notes, including as a result of conversion or a make-whole premium payment, could cause the Company to undergo an “ownership change” as defined in Section 382 of the Internal Revenue Code of 1986 and the Treasury Regulations promulgated thereunder or otherwise materially and adversely affect the ability of the Company to preserve the utilization of its Net Operating Loss Carryforwards for Federal Income Tax purposes, notwithstanding any other provision in the Indenture, the Company will be required to elect to settle such conversion or payment in cash or a combination of cash and shares to the extent of such determination.

SECTION 13D BLOCKER	Unless otherwise agreed to by the Investors, the Indenture shall contain a 5%/10% blocker in form and substance satisfactory to the Investors.

MISCELLANEOUS:	New York law to govern.

Waiver of trial by jury.

Consent to jurisdiction of state and federal courts located in New York City.

Schedule 2

Back Up Convertible Note Commitment

Investor	Back Up Convertible Note Commitment
Highbridge International LLC	$39,000,000
Highbridge Tactical Credit & Convertibles Master Fund, L.P.	$11,000,000
Funds Managed on behalf of Whitebox Advisors, LLC	$50,000,000

TOTAL	$100,000,000.00